                                                                    EXHIBIT 99.2

                  DIRECTORS OF DQE AND DUQUESNE LIGHT COMPANY


Terms Expiring in 1998:
----------------------

Doreen E. Boyce, Age 63, Director of DQE since 1989. President of the Buhl Foundation (charitable institution for educational and public purposes). Also a director of Duquesne Light Company, Microbac Laboratories, Inc., Orbeco Analytical Systems, Inc. and Dollar Bank, Federal Savings Bank and a trustee of Franklin & Marshall College.


David D. Marshall, Age 45, Director of DQE since 1995. President and Chief Executive Officer of DQE and Duquesne Light Company since August of 1996. Previously Executive Vice President of DQE and President and Chief Operating Officer of Duquesne Light Company since 1995. Vice President of DQE from 1989 to 1995, and Executive Vice President of Duquesne Light Company from 1992 to 1995. Also a director of Duquesne Light Company and the United Way of Allegheny County, and Trustee of Penn's Southwest Association (economic development).


Terms Expiring in 1999:
----------------------

Sigo Falk, Age 63, Director of DQE since 1989. Management of personal investments. Chairman of The Maurice Falk Medical Fund and Leon Falk Family Trust and a director of Duquesne Light Company. Also Chair of the Chatham College Board of Trustees and a board member of the Historical Society of Western Pennsylvania and the Allegheny Land Trust.


Eric W. Springer, Age 68, Director of DQE since 1989. Partner of Horty, Springer & Mattern, P.C. (attorneys-at-law). Also a director of Duquesne Light Company, a trustee of the Maurice Falk Medical Fund, a Trustee Emeritus of Presbyterian University Hospital and the University of Pittsburgh Medical Center, and Past President of the Allegheny County Bar Association.

Terms Expiring in the Year 2000:
-------------------------------

Daniel Berg, Age 68, Director of DQE since 1989. Institute Professor and Acting Director, Services Research and Education Center, of Rensselaer Polytechnic Institute. Also a director of Duquesne Light Company, Hy-Tech Machine, Inc. (manufacturer of specialty parts and equipment), Joachim Machinery Company, Inc. (distributor of machine tools), and Chairman of the Board and Director of Crystek Crystal Corporation (manufacturer of high reliability crystals for microprocessors and oscillators), and Chairman of the Academic Advisory Board of the National Academy of Engineering.

Robert P. Bozzone, Age 64, Director of DQE since 1990. Elected to be a Lead Director in August of 1996. Vice Chairman of Allegheny Teledyne, Inc. (specialty metals production) since its formation through the merger of Allegheny Ludlum Corporation and Teledyne, Inc. in August 1996. Formerly Vice Chairman from 1994-1996 and President and Chief Executive Officer from 1990-1994 of Allegheny Ludlum. Also a director of Duquesne Light Company and Allegheny Teledyne, Inc., a trustee of Rensselaer Polytechnic Institute, a life member of ASM International (engineering technical society), and a board member of the
Greater Pittsburgh Council   Boy Scouts of America, The Salvation Army, and
Catholic Charities. Also former Chairman of the Pittsburgh Branch of the Federal Reserve Bank of Cleveland, and a former member of the Advisory Board of the Electric Power Research Institute (EPRI).


William H. Knoell, Age 73, Director of DQE since 1989. Elected to be a Lead Director in August of 1996. Retired Chairman of the Board and Chief Executive Officer of Cyclops Industries, Inc. (basic and specialty steels and fabricated steel products, industrial and commercial construction). Also a director of Duquesne Light Company, Cabot Oil & Gas Corporation and St. Clair Memorial Hospital and a life trustee of Carnegie Mellon University.


Thomas J. Murrin, Age 68, Director of DQE since 1991. Dean of the A. J. Palumbo School of Business Administration of Duquesne University since 1991. Prior to that, Deputy Secretary of the U.S. Department of Commerce and President of the Energy and Advanced Technology Group of Westinghouse Electric Corporation. Also a director of Duquesne Light Company and Motorola, Inc. (manufacturer of electronic equipment and components) and a member of the Executive Committee of the U.S. Council on Competitiveness; Chairman of the Governor's Tech 21 Project, the Financial and Educational Program Assessment Panel of the Pittsburgh Public School System, and the Pittsburgh Tissue Engineering Institute.

                                       2